Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009Annual Report to Shareholders of Transamerica Funds - Open Funds, Transamerica Funds - Class I Funds and Transamerica Funds - Fund of Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, FL
February 25, 2011